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                                                                   Exhibit 10.40



                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT is made as of April 1, 2000 (the "EFFECTIVE DATE") between Simmons Company, a Delaware corporation (the "COMPANY"), and William S. Creekmuir (the "EXECUTIVE").

         WHEREAS, the Executive is possessed of certain experience and expertise in management; and

         WHEREAS, the Company wishes to employ the Executive as Executive Vice President and Chief Financial Officer and the Executive wishes to accept such employment.

         NOW, THEREFORE, the parties agree as follows:

1.  EMPLOYMENT.

         1.1. AGREEMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, in each case subject to the terms and conditions set forth herein.

         1.2. TERM. The employment of the Executive by the Company shall be for the period commencing on the Effective Date and expiring on the date on which termination of employment is effective pursuant to the provisions of Section 8 (the "TERMINATION DATE"). For all purposes of this Agreement, references to the "term" of the Executive's employment hereunder shall mean the period commencing on the Effective Date and ending on the Termination Date.

2. POSITION AND DUTIES. The Executive shall serve as Executive Vice President and Chief Financial Officer of the Company, and shall be accountable to, and shall have such powers, duties and responsibilities as may from time to time be prescribed by, the Board of Directors of the Company (the "BOARD"). The Executive shall perform and discharge, faithfully, diligently, competently and in good faith such duties and responsibilities. During the term of this Agreement, the Executive (a) shall devote substantially all of his business time and attention and his best efforts and ability to the business and affairs of the Company and its Subsidiaries and (b) shall not engage in other business activities whether or not compensated and whether or not competitive with the business of the Company and its Subsidiaries or its Affiliates without the prior written consent of the Board; PROVIDED, HOWEVER, that the Executive shall be permitted (i) to serve as the chairman of the Business Advisory Council of Walker College of Business at Appalachian State University, (ii) to serve as a member of the board of directors of each of Brown Jordan International and FM Global and (iii) to provide Consulting Services to LADD Furniture, Inc. ("LADD") in accordance with the terms of the letter agreement dated May 11, 2000 between the Executive and LADD. The services of the Executive shall be performed at the offices of the Company in the Metropolitan Area; PROVIDED, HOWEVER, that services may also be performed by


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the Executive in Greensboro, North Carolina for one day per week, on average, during a transition period not to exceed two years from the date hereof. The Executive acknowledges that substantial travel will be required in view of the fact that the Company conducts operations and maintain facilities throughout the United States and elsewhere around the world.

3. COMPENSATION. Subject to all of the terms and conditions hereof and to the performance by the Executive of his duties and obligations to the Company:

         3.1. SALARY. As compensation for services performed during the term of his employment hereunder, the Company shall pay the Executive a salary at a rate of $285,000 per annum or such greater amount as may from time to time be established by the Board (such annual rate of salary in effect from time to time being referred to as the "SALARY"). The Salary shall be payable in accordance with the payroll practices of the Company. Except as otherwise provided in this Agreement, the Salary shall be prorated for any period less than a full year.

         3.2. ANNUAL BONUS. As additional compensation for services hereunder, the Executive shall be eligible for a bonus for each Bonus Year commencing on the first day of each fiscal year and ending on or prior to the last day of the term hereof. For the sole purpose of calculating Executive's annual bonus for fiscal year 2000 pursuant to this Section 3.2, the Executive will be presumed to have commenced employment with the Company as of the first day of fiscal year 2000. The target bonus payable for any Bonus Year shall equal 60% of the Salary (the "TARGET BONUS"). The actual amount of any such bonus shall be determined by the Board in its absolute and sole discretion based upon the achievement by the Company of budgeted performance criteria, including, but not limited to, sales and EBITDA targets and other operating performance measures determined by the Board for such Bonus Year measured by the business plan approved by the Board for such fiscal year. Exhibit A illustrates one way in which the Board may calculate the bonus payable for a Bonus Year. Any bonus payable under this
Section 3.2 is referred to herein as an "ANNUAL BONUS".

         3.3. STOCK OPTIONS. As soon as practicable after the date of commencement of the Executive's employment hereunder, the Company shall grant to the Executive under the Company's 1999 Stock Option Plan stock options (the "STOCK OPTIONS") to purchase 500,000 shares of Common Stock of Holdings, 250,000 of which will be Regular Options (as defined in the stock option certificate) and 250,000 of which will be Superincentive Options (as defined in the stock option certificate). The Stock Options will have an exercise price of $6.7315 per share of Common Stock. The Stock Options will be issued pursuant to a stock option certificate in substantially the form of Exhibit B (the "STOCK OPTION CERTIFICATE"). The Stock Options will vest on the schedule specified in, and in accordance with the terms of, the Stock Option Certificate. Notwithstanding the foregoing provisions of this Section 3.3, in the case of a conflict between this
Section 3.3 and the Stock Option Certificate, the Stock Option Certificate shall govern.

         3.4. BUSINESS AND TRAVEL EXPENSES. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable business expenses incurred by him on behalf of the Company or any of its Subsidiaries or Affiliates (in accordance with the policies and procedures established by the Board from time to time for the Company's executive officers) in performing services hereunder; PROVIDED, HOWEVER,

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that the Executive shall properly account therefor in accordance with requirements for federal income tax deductibility and the Company's policies and procedures. In addition, during the term of employment hereunder, the Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable travel expenses incurred by him in connection with travel between Greensboro, North Carolina and the Metropolitan Area; PROVIDED, HOWEVER, that the reimbursement of such expenses shall not exceed the amount set forth in
Section 3.4 of Exhibit C; and PROVIDED, FURTHER that the Executive shall properly account therefor in accordance with requirements for federal income tax deductibility and the Company's policies and procedures.

         3.5. FRINGE BENEFITS. The Executive shall be entitled to participate in or receive benefits under any life insurance, health and accident plans, retirement plans and other similar fringe benefit arrangements made generally available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Notwithstanding any other arrangements that the Company may make available from time to time to its other executives or key management employees, the Salary, the bonuses payable under this Agreement and any stock options granted by the Company to the Executive in accordance with the Agreement shall be in lieu of the Executive's participation in any other bonus, equity incentive or equity-type incentive plans established by the Company, except that the Executive shall be entitled (a) to participate in any supplemental executive retirement plans, "401(k) plans" and profit sharing plans and (b) to participate in any bonus plan adopted for executive officers.

         3.6. VACATIONS. During the term of his employment hereunder, the Executive shall be entitled to 20 paid working days as vacation in each year and shall also be entitled to all paid holidays given by the Company to its employees. The paid vacation days shall be prorated for any period of service hereunder less than a full year. The Executive shall not be entitled to cash compensation for any vacation time not taken during the term hereof and shall not be entitled to accrue unused vacation.

         3.7. AUTOMOBILE STIPEND. During the term of employment hereunder, the Executive shall be entitled to a stipend of up to the amount set forth in
Section 3.7. of Exhibit C to cover the expenses associated with leasing or owning an automobile; PROVIDED, HOWEVER, that the Executive shall properly account therefor on his federal and applicable state tax returns and related documentation in accordance with the requirements for federal income tax deductibility and the Company's policies and procedures.

         3.8. LIVING EXPENSES. During the term of employment hereunder, the Executive shall be entitled to a stipend of up to the amount set forth in
Section 3.8 of Exhibit C to cover the expenses associated with the cost of leasing or owning a house or condominium in the Metropolitan Area.

         3.9. RELOCATION ASSISTANCE. If, during the two year period following the Effective Date, the Executive elects to relocate from Greensboro, North Carolina to the Metropolitan Area, then the Company shall reimburse the Executive, in accordance with the terms of the Company's relocation policy, for the costs associated with the relocation of the Executive's personal property from Greensboro, North Carolina to the Metropolitan Area; PROVIDED, HOWEVER, that the Executive shall properly account therefor in accordance with the requirements for federal income tax

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deductibility and the Company's policies and procedures. If the Executive purchases a house or condominium in the Metropolitan Area, then the Company shall reimburse the Executive, in accordance with the terms of the Company's relocation policy, for the costs associated with the closing of such purchase and the closing of the sale of the Executive's house in Greensboro, North Carolina (including loan origination fees, attorney's fees and brokers' fees) as well as all expenses of moving from Greensboro, North Carolina to the Metropolitan area; PROVIDED, HOWEVER, that the Executive shall properly account therefor in accordance with the requirements for federal income tax deductibility and the Company's policies and procedures. In addition to the foregoing, the reimbursement owed to the Executive under this Section 3.9 shall be increased by the aggregate amount, computed at the highest applicable marginal tax rate, of federal, state and local income taxes for which the Executive will be liable on account of such reimbursement to be made under this
Section 3.9.

         3.10. CERTAIN FEES AND EXPENSES. The Executive shall be entitled to reimbursement of the amount set forth in Section 3.10 of Exhibit C for the fees and expenses described in Section 3.10 of Exhibit C.

4.  OFFICES; SUBSIDIARIES AND AFFILIATES.

         4.1. GENERALLY. The Executive agrees to serve during the term of his employment hereunder, if elected or appointed thereto, in one or more positions as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates. Service in such additional positions will be without additional compensation except for reimbursement of reasonably related business expenses on the same terms as provided elsewhere in this Agreement.

         4.2. INDEMNIFICATION. The Company agrees that in connection with the Executive's service in additional positions as provided under Section 4.1, the Executive shall be entitled to the benefit of any indemnification provisions in the charter and by-laws of the Company and any of its Subsidiaries and Affiliates for which the Executive serves in such an additional position and any director and officer liability insurance coverage carried by the Company and any of its Subsidiaries and Affiliates for which the Executive serves as an officer or director; PROVIDED, HOWEVER, that this Section 4.2 shall not impose on the Company or any of its Subsidiaries or Affiliates any obligation to include any such indemnification provisions in its charter or by-laws or to maintain any such insurance coverage.

5.  UNAUTHORIZED DISCLOSURE; INVENTIONS.

         5.1. CONFIDENTIAL INFORMATION. The Executive acknowledges that the Company and its Subsidiaries and Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Subsidiaries or Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Subsidiaries and Affiliates for protecting Confidential Information and agrees not to disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the

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Company and its Subsidiaries and Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Subsidiaries or Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

         5.2. PROTECTION OF DOCUMENTS. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries or Affiliates and any copies, in whole or in part, thereof (the "DOCUMENTS"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company or its Subsidiaries or Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

         5.3. PROPRIETARY RIGHTS. Any and all inventions, discoveries, developments, methods, processes, compositions, works, supplier and customer lists (including information relating to the generation and updating thereof), concepts and ideas (whether or not patentable or copyrightable) conceived, made, developed, created or reduced to practice by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the term of his employment by the Company and for one year thereafter, which may be directly or indirectly useful in, or related to, the business, ventures or other activities of or products manufactured or sold by the Company or any of its Subsidiaries or Affiliates or any business or products contemplated by the Company or any of its Subsidiaries or Affiliates while the Executive was or is an employee, officer or director of the Company (collectively, "PROPRIETARY RIGHTS"), shall be promptly and fully disclosed by the Executive to the Board and shall be the exclusive property of the Company as against the Executive and his successors, heirs, devisees, legatees and assigns, and the Executive hereby assigns to the Company his entire right, title and interest therein and shall promptly deliver to the Company all papers, drawings, models, data and other material relating to any of the foregoing Proprietary Rights conceived, made, developed, created or reduced to practice by him as aforesaid. All copyrightable Proprietary Rights shall be considered "works made for hire." The Executive shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to assign, and confirm the Company's title in, his entire right, title and interest in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to the Company with respect to such Proprietary Rights as are the Company's exclusive property as against the Executive and his successors, heirs, devisees, legatees and assigns under this
Section 5.3 or to vest in the Company title to such Proprietary Rights as against the Executive and his successors, heirs, devisees, legatees and assigns, the expense of securing any such patent or copyright, however, to be borne by the Company.

6. RESTRICTED ACTIVITIES. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries and Affiliates:

         6.1.  NON-COMPETITION.


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                  6.1.1. While the Executive is employed by the Company and for a period which is the earlier of (a) two years immediately following termination of his employment and (b) after the first anniversary of the Termination Date, the date on which the Executive elects not to receive severance pursuant to Section 9.4(d) hereof (the "NON-COMPETITION PERIOD"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Subsidiaries or Affiliates within the United States in any Competitive Business or undertake any planning for any Competitive Business.

                  6.1.2. Without limiting the generality of the foregoing, during the Non-Competition Period, the Executive will not solicit or encourage any Person who is or was a customer of the Company or any of its Subsidiaries or Affiliates to terminate its relationship with any of them, or to conduct with any other Person any business or activity which such customer conducted or could conduct with the Company or any of its Subsidiaries or Affiliates.

         6.2. OUTSIDE ACTIVITIES. The Executive agrees that except as specifically permitted in Section 2, during his employment with the Company, he will not engage in other business activities whether or not compensated and whether or not competitive with the business of the Company and its Subsidiaries or its Affiliates without the prior written consent of the Board

         6.3.  NON-SOLICITATION OF EMPLOYEES.

                  6.3.1. Acknowledging the strong interest of the Company in an undisrupted workplace, the Executive further agrees that while he is employed by the Company and for a period which is the earlier of (a) two years immediately following termination of his employment and (b) after the first anniversary of the Termination Date, the date on which the Executive elects not to receive severance pursuant to Section 9.4(d) hereof (the "NON-SOLICITATION PERIOD"), the Executive will not hire or attempt to hire any employee of the Company or any of its Subsidiaries or Affiliates for employment by any other Person.

                  6.3.2. During the Non-Solicitation Period, the Executive will not assist in such hiring by any Person or seek to persuade any employee of the Company or any of its Subsidiaries or Affiliates to discontinue employment with the Company or any of its Subsidiaries or Affiliates.

                  6.3.3. During the Non-Solicitation Period, the Executive will not solicit or encourage any independent contractor providing services to the Company or any of its Subsidiaries or Affiliates to terminate or diminish its relationship with the Company or any of its Subsidiaries or Affiliates.

         6.4. OWNERSHIP OF SECURITIES. Notwithstanding the provisions of this Sections 6, the Executive shall have the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is (a) issued by any Person engaged in a Competitive Business and (b) publicly traded on a national securities exchange or over-the-counter market.

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7. ENFORCEMENT OF COVENANTS. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 5 and 6. The Executive agrees that such restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Section 5 or 6, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of such covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 5 or 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8.  TERMINATION.

         8.1. DEATH. The Executive's employment hereunder shall terminate upon his death.

         8.2. INCAPACITY. If the Executive shall have been unable to perform his duties hereunder by reason of any physical or mental illness, injury or other incapacity (a) for any period of 60 consecutive days or (b) for a total of 120 days in any period of 12 consecutive calendar months, in the reasonable judgment of the Board, after consultation with such experts, if any, as the Board may deem necessary or advisable, the Company may terminate the Executive's employment hereunder by written notice to the Executive.

         8.3. CAUSE. The Company may terminate the Executive's employment hereunder for Cause at any time upon written notice to the Executive. For the purposes of this Agreement, the Company shall have "CAUSE" to terminate the Executive's employment hereunder upon: (a) the Executive's breach of any of his obligations set forth in this Agreement, which breach is not cured within 15 days after receipt by the Executive from the Board of written notice of such breach; (b) the Executive's breach of his fiduciary duties as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or employee benefit plan of the Company or any of its Subsidiaries or Affiliates; (c) the Executive's commission of a felony involving fraud, personal dishonesty or moral turpitude (whether or not in connection with his employment); or (d) the Executive's failure to follow the reasonable instructions of the Board, which failure does not cease within 15 days after receipt by the Executive from the Board of written notice of such failure.

         8.4. OTHER THAN FOR CAUSE. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon written notice to the Executive.

         8.5. GOOD REASON. The Executive may terminate the Executive's employment hereunder for Good Reason at any time upon 60 days' prior written notice to the Company. In the event of termination of the Executive pursuant to this Section 8.5, the Board may elect to waive the period of notice or any portion thereof. For the purposes of this Agreement, the Executive shall have

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"GOOD REASON" to terminate the Executive's employment hereunder upon: (a)
material diminution in the nature or scope of Executive's responsibilities, duties or authority, in each case except in the event of termination of the Executive's employment pursuant to Section 8.1, 8.2, 8.3 or 8.6; PROVIDED, HOWEVER, that the Company's failure to continue Executive's appointment or election as a director or officer of any of its Affiliates and any diminution of the business of the Company or any of its Affiliates, including without limitation the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall not constitute "Good Reason", or (b) material failure of the Company to provide Executive the Salary and benefits in accordance with the terms of Section 3 hereof.

         8.6. OTHER THAN FOR GOOD REASON. The Executive may terminate his employment hereunder at any time upon 60 days' prior written notice to the Company. In the event of termination of the Executive pursuant to this Section 8.6, the Board may elect to waive the period of notice, or any portion thereof.

9.  COMPENSATION UPON TERMINATION.

         9.1. DEATH. In the event of the Executive's death during the term hereof, the Company shall pay or transfer, as the case may be, to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (a) his earned but unpaid Salary through the Termination Date, (b) the fringe benefits described in Sections 3.4, 3.5, 3.7, 3.8, 3.9 and 3.10 which are accrued but unpaid through the Termination Date and
(c) on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which death occurs or (ii) the date which is 120 days after the end of such Bonus Year, an amount equal to the product of (A) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if death had not occurred MULTIPLIED BY (B) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the date of death and the denominator of which is 365.

         9.2. INCAPACITY. If the Executive's employment shall be terminated by reason of his incapacity pursuant to Section 8.2, the Company shall (a) pay the Executive his earned but unpaid Salary through the Termination Date, (b) pay the Executive the fringe benefits described in Sections 3.4, 3.5, 3.7, 3.8, 3.9 and
3.10 which are accrued but unpaid through the Termination Date and (c) pay the Executive on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which termination pursuant to Section 8.2 occurs or (ii) the date which is 120 days after the end of such Bonus Year, an amount equal to the product of (A) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if termination pursuant to Section 8.2 had not occurred MULTIPLIED BY (B) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the date of termination pursuant to Section 8.2 and the denominator of which is 365.

         9.3. CAUSE. If the Company shall terminate the Executive's employment for Cause, the Company shall have no further obligations to the Executive under this Agreement other than payment of his Salary through the Termination Date.


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         9.4. OTHER THAN FOR CAUSE; GOOD REASON. If the Company shall terminate the Executive's employment pursuant to Section 8.4 or the Executive shall terminate the Executive's employment pursuant to Section 8.5, then the Company shall pay to the Executive:

                  (a) his earned but unpaid Salary through the Termination Date;

                  (b) the fringe benefits described in Sections 3.4, 3.5, 3.7, 3.8, 3.9 and 3.10 which are accrued but unpaid through the Termination Date;

                  (c) on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which such termination occurs or (ii) the date which is 120 days after the end of such Bonus Year, an amount equal to the product of (A) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if such termination had not occurred MULTIPLIED BY (B) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the date of such termination and the denominator of which is 365; and

                  (d) until the second anniversary of the Termination Date, severance at a rate equal to 100% of his Salary in effect at the time notice of termination is given, such severance to be paid on a monthly basis (or such other increment as the Company and the Executive mutually agree) for a period of 24 months after the termination of the Executive's employment; PROVIDED, HOWEVER, that if after the first anniversary of the Termination Date the Executive commences other employment, the Executive shall be entitled to severance at a rate equal to the difference between (i) 100% of his Salary in effect at the time notice of termination is given and (ii) 100% of the annual salary to be received by the Executive upon commencement of other employment and PROVIDED, FURTHER, that the Executive may elect by written notice to the Company after the first anniversary of the Termination Date not to receive severance pursuant to this Section 9.4(d).

With respect to any termination of employment to which this Section 9.4 applies, until the earlier to occur of (1) the second anniversary of the Termination Date, (2) the date on which the Executive commences other employment in connection with which the Executive receives medical and dental benefits substantially comparable to those made available by the Company (including self-employment or engaging in an enterprise as a sole proprietor or partner) or (3) the date the Executive elects pursuant to Section 9.4(d) not to receive severance under such section (the "BENEFITS TERMINATION DATE"), the Company shall continue to contribute to the cost of the Executive's participation in such medical and dental insurance plans so long as the Executive is entitled to continue such participation under applicable law and plan terms. The obligations of the Company to the Executive under this Section 9.4 (other than clause (a) of the first sentence of this Section 9.4) are conditioned upon the Executive's signing a release of claims in the form of Exhibit D (the "RELEASE") within 28 days of the date on which notice of termination is given and upon such Release remaining in full force and effect thereafter. All severance payments under this
Section 9.4 will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company and will begin at the Company's next regular payroll period following the effective date of the Release, but shall be retroactive to the Termination Date.

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         9.5. OTHER THAN FOR GOOD REASON. If the Executive shall terminate his employment pursuant to Section 8.6, the Company shall have no further obligations to the Executive under this Agreement other than (a) payment of his earned but unpaid Salary through the Termination Date, (b) payment of the fringe benefits described in Sections 3.4, 3.5, 3.7, 3.8, 3.9 and 3.10 which are accrued but unpaid through the Termination Date (it being understood that if, in accordance with Section 8.6, the Board elects to waive the period of notice, or any portion thereof, the payment of Salary and fringe benefits under this
Section 9.5 shall continue through the notice period or any portion thereof so waived).

         9.6. POST-TERMINATION OBLIGATIONS GENERALLY. Except as expressly set forth in this Section 9, the Stock Option Certificate and the Stockholders Agreement, the Company shall have no further obligations to the Executive following expiration of the term of the Executive's employment hereunder, and performance by the Company of any obligation specifically provided in this
Section 9 shall constitute full settlement of any claim that the Executive may have on account of such termination against the Company and its Subsidiaries and Affiliates and all of their respective past and present officers, directors, stockholders, controlling Persons, employees, agents, representatives, successors and assigns and all other others connected with any of them, both individually and in their official capacities.

10. CONFLICTING AGREEMENTS. Executive hereby represents and warrants that the execution of this Agreement and the performance of Executive's obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition, non-solicitation or similar covenants that would affect the performance of Executive's obligations hereunder or would restrict the Company in its operations, including hiring any additional executives. Executive has provided the Company with a true and correct copy of (a) all agreements between Executive and Executive's former employer or employers if such agreements contain similar covenants to those described in the immediately preceding sentence and (b) any similar agreements governing similar rights and obligations relating to any former employer. Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without such party's consent.

11. WITHHOLDING. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under any applicable law or legal requirement.

12. NOTICES. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) one business day after being sent by nationally recognized overnight courier; or
(c) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

                  If to the Executive:

                           William S. Creekmuir
                           5 Flagship Cove
                           Greensboro, NC  27455-3428
                           Facsimile:  (336) 286-5630

                  with a copy to:

                           Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. P.O. Box 26000
                           Greensboro, NC  27420
                           Attention:  Brian J. McMillan, Esq.
                           Facsimile: (336) 378-1001

                  If to the Company:

                           Simmons Company
                           One Concourse Parkway
                           Atlanta, GA  30328
                           Attention:  Charles R. Eitel
                           Facsimile:  (770) 392-2565

                  with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA  02110
                           Attention:  Lauren I. Norton, Esq.
                           Facsimile:  (617) 951-7050

13. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION. Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section
13. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word "including" shall be construed as "including without limitation" and (e) references to "$" mean United States dollars.

         13.1.  "AAA" is defined in Section 19.

         13.2. "AFFILIATE" shall mean (a) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person), (b) any other Person which, together with its Affiliates (as defined in clause (a) above), shall, directly or indirectly, own beneficially or control the voting of at least 10% of the ownership interest in the Company (or other specified Person) and (c) any other Person of which the Company (or other specified Person) and its Affiliates (as defined in clauses (a) and (b) above) shall, directly or indirectly, own beneficially or control the voting of at least 10% of any class of outstanding capital stock or other evidence of beneficial interest or of any interest as a general partner or joint venturer.

         13.3.  "ANNUAL BONUS" is defined in Section 3.2.

         13.4.  "BENEFITS TERMINATION DATE" is defined in Section 9.4.

         13.5. "BONUS YEAR" means fiscal year of the Company, PROVIDED, HOWEVER, that in the event the fiscal year of the Company is changed, any calculations made under Section 3.2 and Exhibit A shall be proportionately adjusted as the Board, in its sole and absolute discretion, shall deem appropriate.

         13.6.  "BOARD" is defined in Section 2.

         13.7.  "CAUSE" is defined in Section 8.3.

         13.8. "COMMON STOCK" means the common stock, $.01 par value, of Holdings.

         13.9. "COMPANY" is defined in the preamble to this Agreement.

         13.10. "COMPETITIVE BUSINESS" means any business conducted or proposed to be conducted by the Company or any of its Subsidiaries during the term of the Executive's employment with the Company.

         13.11. "CONFIDENTIAL INFORMATION" means any and all information of the Company and its Subsidiaries and Affiliates that is not generally known by others with whom they compete or do business, or with whom they actively plan to compete or do business, including such information relating to (a) the development, research, testing, manufacturing, marketing and financial activities of the Company and its subsidiaries, (b) the Products, (c) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries and Affiliates, (d) the identity and special needs of the customers of the Company and its Subsidiaries and Affiliates and (e) the people and organizations with whom the Company and its Subsidiaries and Affiliates have business relationships and those relationships, but excluding information which
(i) is generally available to and known by the public or (ii) is or becomes known on a non-confidential basis from a source other than the Executive.

         13.12. "DOCUMENTS" is defined in Section 5.2.

         13.13. "EFFECTIVE DATE" is defined in the preamble.

         13.14. "EXECUTIVE" is defined in the preamble.

         13.15. "FENWAY" means Fenway Capital Partners Fund, L.P., a Delaware limited partnership, and Fenway Capital Partners Fund II, L.P., a Delaware limited partnership.

         13.16. "GOOD REASON" is defined in Section 8.5.

         13.17. "HOLDINGS" means Simmons Holdings, Inc., a Delaware corporation.

         13.18. "METROPOLITAN AREA" means the Atlanta, Georgia metropolitan area.

         13.19. "NON-COMPETITION PERIOD" is defined in Section 6.1.

         13.20. "NON-SOLICITATION PERIOD" as defined in Section 6.3.

         13.21. "PERSON" means any individual, partnership, corporation, association, trust, joint venture, limited liability company, unincorporated organization or entity, and any government, governmental department or agency or political subdivision thereof.

         13.22. "PRODUCTS" means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries or Affiliates, together with all services provided or planned by the Company or any of its Subsidiaries or Affiliates, during the Executive's employment.

         13.23. "PROPRIETARY RIGHTS" is defined in Section 5.3.

         13.24. "RELEASE" is defined in Section 9.4.

         13.25. "SALARY" is defined in Section 3.1.

         13.26. "STOCK OPTION CERTIFICATE" is defined in Section 3.3.

         13.27. "STOCK OPTIONS" is defined in Section 3.3.

         13.28. "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement dated as of September 23, 1999 by and among the Company, Holdings, Simmons Holdings, LLC, State Street Bank & Trust Company, solely as trustee of the Simmons Company Employee Stock Ownership Trust and the members of management of the Company from time to time party thereto.

         13.29. "SUBSIDIARY" means any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

         13.30.  "TARGET BONUS" is defined in Section 3.2.

         13.31.  "TERMINATION DATE" is defined in Section 1.2.

14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing by the Executive and such officer as may be specifically authorized by the Board in connection with such approval. No waiver by either party hereto at any time of compliance with or of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement and the legal relations created thereby shall be governed by the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Executive acknowledges and agrees that, because the Company's legal remedies may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and agreements set forth in Section 5 or 6 by the Executive, the Company may, in addition to obtaining any other remedy or relief available to it (including damages at law), enforce the provisions of Sections 5 and 6 by injunction and other equitable relief.

15. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. ENTIRE AGREEMENT. This Agreement (together with the Stock Option Certificate and the Stockholders Agreement) constitutes the entire agreement between the parties hereto, and supersedes any and all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment with the Company.

18. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon
(a) the Executive, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (b) the Company and its successors (including by means of reorganization, merger, consolidation or liquidation) and permitted assigns. The Company may assign this Agreement to any of its Subsidiaries or to any successor of the Company by reorganization, merger, consolidation or liquidation and any transferee of all or substantially all of the business or assets of the Company or of any division or line of business of the Company with which the Executive is at any time associated. The Company requires the personal services of the Executive hereunder and the Executive may not assign this Agreement.

19. ARBITRATION. With the exception of Sections 5 and 6, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator in Atlanta, Georgia in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect; PROVIDED, HOWEVER, that the parties may agree to use an arbitrator other than those provided by the AAA. The arbitrator shall not have the authority to add to, detract from, or modify, any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay, severance compensation, reimbursement of costs (including those incurred to enforce this Agreement), together with interest thereon. A decision by a the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having competent jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall be proportional to the arbitrator's decision on the merits.

20. STOCKHOLDER APPROVAL OF CERTAIN PAYMENTS. The Executive hereby agrees that any payments owed to the Executive pursuant to this Agreement or the Stock Option Certificate that would be construed as "parachute payments" for purposes of ss.280G of the Internal Revenue Code are hereby conditioned on the receipt by Holdings of a vote of persons who own more than 75% of the voting stock of Holdings approving such payments.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seal, as of the date first above written.

                                         THE COMPANY:

                                         SIMMONS COMPANY


                                         By /s/CHARLES R. EITEL
                                            --------------------------------
                                            Charles R. Eitel
                                            Chairman and Chief Executive Officer


                                         THE EXECUTIVE:

                                         /s/ WILLIAM S. CREEKMUIR
                                         -----------------------------------
                                         William S. Creekmuir